As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Enterprise Products Partners L.P.
(Name of registrant as specified in its charter)

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Delaware	76-0568219
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
Richard H. Bachmann
2727 North Loop West	2727 North Loop West
Houston, Texas 77008-1044	Houston, Texas 77008-1044
(713) 880-6500	(713) 880-6500
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

Michael P. Finch
Vinson & Elkins L.L.P.
1001 Fannin
Houston, Texas 77002-6760
(713) 758-2222

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units of Enterprise Products Partners L.P.	10,000,000	$22.29	$222,850,000	$28,254.10

(1)	Represents 10,000,000 common units of Enterprise Products Partners L.P. authorized for issuance under Enterprise's Distribution Reinvestment Plan in addition to the 5,000,000 common units registered under Registration Statement No. 333-107073.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high and low sales prices of Enterprise Products Partners L.P. common units as reported in the New York Stock Exchange--Composite Transactions on April 19, 2004.

        Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to the issuer's Registration Statement on Form S-3, Reg. No. 333-107073.

EXPLANATORY NOTE

        The Prospectus included in this Registration Statement constitutes a combined Prospectus as permitted by Rule 429 of the General Rules and Regulations under the Securities Act of 1933. It covers 10,000,000 Common Units registered hereunder and 5,000,000 Common Units registered under Form S-3 Registration Statement No. 333-107073. In accordance with Rule 429, upon effectiveness, this Registration Statement shall constitute a post-effective amendment to Registration Statement No. 333-107073.

PROSPECTUS

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Enterprise Products Partners L.P.

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Distribution Reinvestment Plan

15,000,000 Common Units

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        With this prospectus, we are offering participation in our Distribution Reinvestment Plan to owners of our common units. We have appointed Mellon Bank, N.A. as the Administrator of the Plan. The Plan provides a simple, convenient and no-cost means of investing in our common units.

Plan Highlights:

•	You may participate in the Plan if you currently are a unitholder of record of our common units or if you own our common units through your broker (by having your broker participate on your behalf).

•	You may purchase additional common units by reinvesting all or a portion of the cash distributions paid on your common units.

•	You may purchase our common units at a discount ranging from 0% to 5% (currently set at 5%) without paying any service fees, brokerage trading fees or other charges. (Note: If you participate in the Plan through your broker, you should consult with your broker; your broker may charge you a service fee.)

        Your participation in the Plan is voluntary, and you may terminate your account at any time.

        You should read carefully this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Our common units are listed on the New York Stock Exchange under the trading symbol "EPD."

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        Limited partnerships are inherently different from corporations. Investing in our common units involves risk. You should review carefully "Risk Factors" beginning on page 3 for a discussion of important risks you should consider before enrolling in the Plan. We suggest you retain this prospectus for future reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is April 23, 2004.

        You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference into or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        In this prospectus, the terms “we,” “us” and “our” refers to Enterprise Products Partners L.P. and its subsidiaries, unless otherwise indicated or the context requires otherwise.

OUR COMPANY

        We are a publicly traded limited partnership that was formed in April 1998 to acquire, own, and operate all of the NGL processing and distribution assets of Enterprise Products Company, or EPCO. We conduct all of our business through our wholly-owned subsidiary, Enterprise Products Operating L.P., our “Operating Partnership”, and its subsidiaries and joint ventures. Our general partner, Enterprise Products GP, LLC, owns a 2.0% interest in us.

        We are a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and natural gas liquids, or NGLs. NGLs are used by the petrochemical and refining industries to produce plastics, motor gasoline and other industrial and consumer products and also are used as residential and industrial fuels. Our asset platform creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our natural gas and NGL “value chain.” Our services include the:

•	gathering and transmission of raw natural gas from both onshore and offshore Gulf of Mexico developments;

•	processing of raw natural gas into a marketable product that meets industry quality specifications by removing mixed NGLs and impurities;

•	purchase of natural gas for delivery to our industrial, utility and municipal customers;

•	transportation of mixed NGLs to fractionation facilities by pipeline;

•	fractionation (or separation) of mixed NGLs produced as by-products of crude oil refining and natural gas production into component NGL products: ethane, propane, isobutane, normal butane and natural gasoline;

•	transportation of NGL products to end-users by pipeline, railcar and truck;

•	import and export of NGL products and petrochemical products through our dock facilities;

•	fractionation of refinery-sourced propane/propylene mix into high purity propylene, propane and mixed butane;

•	transportation of high purity propylene to end-users by pipeline;

•	storage of natural gas, mixed NGLs, NGL products and petrochemical products;

•	conversion of normal butane to isobutane through the process of isomerization;

•	production of high-octane additives for motor gasoline from isobutane; and

•	sale of NGL and petrochemical products we produce and/or purchase for resale.

        Certain of our facilities are owned jointly by us and other industry partners, either through co-ownership arrangements or joint ventures. Some of our jointly owned facilities are operated by other owners.

        We do not have any employees. All of our management, administrative and operating functions are performed by employees of EPCO, our ultimate parent company, pursuant to the Administrative Services Agreement (formerly known as the EPCO Agreement). For a discussion of the Administrative Services Agreement, please read Item 13 of our Annual Report on Form 10-K and our future annual reports on Form 10-K that are incorporated by reference into this prospectus.

        Our principal executive offices are located at 2727 North Loop West, Houston, Texas 77008-1044, and our telephone number is (713) 880-6500.

RISK FACTORS

        An investment in our common units involves risks. You should consider carefully the following risk factors relating to our Distribution Reinvestment Plan, or the “Plan”, together with all of the other information included in, or incorporated by reference into, this prospectus before deciding to participate in the Plan. The risks relating to the Plan are not the only risks associated with an investment in our common units. For (1) risks related to our business that may have an impact on our results of operations and financial condition, (2) risks related to our common units as a result of our partnership structure and (3) tax risks to common unitholders, please read Items 1 and 2: “Business and Properties—Cautionary Statement Regarding Forward-Looking Information and Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003 and our future annual reports on Form 10-K that are incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the Commission. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described above and elsewhere in this prospectus. If the events or possibilities described in any of these risks occur, our business, financial condition or results of operation could be adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Relating to the Plan

        You will not know the price of the common units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested. The price of our common units may fluctuate between the time you decide to purchase common units under the Plan and the time of actual purchase. As a result, you may purchase common units at a price higher than the price you anticipated.

        If you instruct the Administrator to sell common units under the Plan, you will not be able to direct the time or price at which your common units are sold. The price of our common units may decline between the time you decide to sell common units and the time of actual sale.

        If you decide to withdraw from the Plan and you request a certificate for whole common units credited to you under the Plan from the Administrator, the market price of our common units may decline between the time you decide to withdraw and the time you receive the certificate.

THE PLAN

Plan Overview

        The Plan offers a simple, convenient and no-cost way for owners of our common units to invest all or a portion of their cash distributions in our common units. The Plan is designed for long-term investors who wish to invest and build their common unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under “—Commonly Asked Questions” below.

        We have appointed Mellon Bank, N. A., or the “Administrator”, to administer the Plan, and certain administrative support will be provided to the Administrator by Mellon Investor Services LLC, a registered transfer agent. Together, the Administrator and its affiliates will purchase and hold common units for Plan participants, keep records, send statements and perform other duties required by the Plan.

        Only registered holders of our common units can participate directly in the Plan. If you are a beneficial owner of common units in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your common units become registered in your name.

        Read on for a more detailed description of the Plan. If you are a registered holder of our common units and would like to participate in the Plan, you can enroll online via Investor ServiceDirect®, or by completing the enclosed Enrollment Form and mailing it to the Administrator in the envelope provided. Please see question number 6 below for information on how to access Investor ServiceDirect®.

COMMONLY ASKED QUESTIONS

1.     How can I participate in the Plan?

        If you are a current holder of record, or registered holder, of our common units, you may participate directly in the Plan. If you own common units that are registered in someone else’s name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your common units from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your common units from such bank or broker and registering your common units in your own name.

2.     How do I get started?

        If you are a registered holder of our common units, once you have read this prospectus, you can get started by enrolling in the Plan online through Investor ServiceDirect® at www.melloninvestor.com, or by completing the enclosed Enrollment Form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish. If you own common units that are registered in someone else’s name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.

3.      How are distributions reinvested?

        By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional common units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your distributions in additional common units. The Administrator will invest distributions in whole and fractional common units on the quarterly distribution payment date (the investment date). No interest will be paid on funds held by the Administrator pending investment.

        If the Administrator receives your Enrollment Form on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional common units for your Plan account. If the Enrollment Form is received in the period after any distribution record date, that distribution will be paid by check or automatic deposit to a bank account that you designate and your initial distribution reinvestment will commence with the following distribution.

        You may change your distribution reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.

4.      When are distributions reinvested?

        The investment date will be the distribution payment date for each quarter (generally, before the 15th calendar day of February, May, August and November). The record date for eligibility to receive distributions generally will be the last day of the month preceding a month in which distributions are paid (generally, the last day of January, April, July and October). In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will return the funds to you by check or by automatic deposit to a bank account that you designate. No interest will be paid on funds held by the Administrator pending investment.

5.     What is the source and price of common units purchased under the Plan?

        We have the sole discretion to determine whether common units purchased under the Plan will come from our authorized but unissued common units or from common units purchased on the open market by the Administrator. We currently intend to use our authorized but unissued common units for all common units to be purchased under the Plan.

        The price for authorized but unissued common units purchased with reinvested distributions will be the average of the high and low trading prices of the common units on the New York Stock Exchange—Composite Transactions for the five trading days immediately preceding the investment date, less a discount ranging from 0% to 5%. The discount is initially set at 5%; therefore, the initial purchase price for authorized but unissued common units purchased with reinvested distributions will be 95% of such average trading price. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        The purchase price for common units purchased with reinvested distributions on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        We will provide notice to you of any changes in the discount rate at least 30 days prior to the following record date.

6.      Who is the Administrator of the Plan?

        Mellon Bank, N.A. is the Administrator of the Plan. Mellon Investor Services LLC, a registered transfer agent, and FutureShare Financial LLC, a registered broker/dealer, will provide certain administrative support to the Administrator. If you have questions regarding the Plan, please write to the Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Administrator at 1-800-982-7649 (toll free from inside the United States or Canada) or 1-201-329-8660 (from outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). Please include a reference to Enterprise Products Partners L.P. in all correspondence.

        In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, if you are a registered holder of our common units, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account by accessing Investor ServiceDirect®. To gain access, you will need a password, which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

7.      What is the cost of participating in the Plan?

        There is no fee for reinvesting distributions through the Plan. You may be responsible for certain charges if you withdraw from the Plan. Additionally, if you are a beneficial owner of our common units and are participating in the Plan through your broker, you should consult with your broker; you may be charged a fee by your broker for participating in the Plan on your behalf.

8.      How many common units will be purchased for my account?

        If you are a registered holder of our common units and are directly participating in the Plan, the number of common units, including fractional common units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest and the price of the common units determined as provided above. Common units purchased under the Plan, including fractional common units, will be credited to your account. Both whole and fractional common units will be purchased. Fractional common units will be computed to four decimal places.

        If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of common units you purchase will be determined.

        This prospectus relates to 15,000,000 of our common units registered for sale under the Plan. We cannot assure you there will be enough common units to meet the requirements under the Plan. If we do not have a sufficient number of authorized but unissued common units to meet the Plan requirements during any quarter, and if the Administrator is unable to purchase a sufficient number of common units in the open market, any reinvested distributions received by the Administrator but not invested in our common units under the Plan will be returned to participants without interest.

9.     What are the tax consequences of purchasing common units under the Plan?

        Your cost basis for tax purposes in the common units you purchase under the Plan will be equal to the amount of the distributions used to purchase those common units. Purchasing common units pursuant to the Plan will not affect the tax obligations associated with the common units you currently own. Participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning common units. Please read “Tax Consequences” for information relevant to holders of common units generally.

10.   How can I withdraw from the Plan?

        If you are a registered holder of our common units, you may discontinue the reinvestment of your distributions at any time by providing written notice to the Administrator. In addition, you may change your distribution election on-line under the Administrator’s account management service, as described above. To be effective for a particular distribution payment, the Administrator must receive notice on or before the record date for that distribution. In addition, you may request that all or part of your common units be sold. When your common units are sold through the Administrator, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

        If you dispose of all the common units registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash distributions on any common units held in your account under the Plan until the Administrator is notified otherwise.

        Generally, an owner of common units may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

11.    How will my common units be held under the Plan?

        If you are a registered holder of our common units and you are directly participating in the Plan, the common units that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your common units against physical loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common units. Only common units held in safekeeping may be sold through the Plan.

        If you own common units in certificated form, you may deposit your certificates for those common units with the Administrator, free of charge. The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package. Certificates should be delivered to the Administrator at 85 Challenger Road, Ridgefield Park, NJ 07660 by United States Post Office registered mail, a national courier service or other receipted delivery service. Please note that mail loss insurance covers only the replacement of common units and in no way protects against any loss resulting from fluctuations in the value of our common units.

        You may request a certificate for all or a portion of the whole common units in your Plan account from the Administrator. Upon request, the Administrator will mail a certificate to you within two business days. Please allow an additional five to seven business days for delivery of your certificate.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the common units that are purchased on your behalf under the Plan will be maintained in your account with your broker.

12.    How do I sell common units held under the Plan?

        If you are a registered holder of our common units and you are directly participating in the Plan, you can sell your Plan common units at any time by contacting the Administrator. Your sale request will be processed, and your common units will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your common units have been sold. Please allow an additional five to seven business days from the settlement date to receive your check.

        Alternatively, you may choose to withdraw your common units from your Plan account and to sell them through a broker of your choice. In this case you would have to request a certificate for your common units from the Administrator prior to such sale.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should contact your broker to sell your units.

        If you are an EPCO employee working in our Houston headquarters offices or if you are one of our officers having a title of Vice President or higher, any sale by you of Plan common units is subject to our insider trading policy. Those persons are allowed to sell Plan common units only during the 60-day period beginning on the second business day following each public announcement of the Partnership’s financial results. Sales of Plan common units by our executive officers are also subject to Section 16 of the Securities Exchange Act of 1934.

13.    How will I keep track of my investments?

        If you are a registered holder of our common units and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

14.    Can the Plan be suspended, modified or terminated?

        We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our common units and you are directly participating in the Plan, upon our termination of the Plan, a certificate will be issued to you for the number of whole common units in your account. Any fractional common unit in your Plan account will be converted to cash and remitted to you by check.

15.    What would be the effect of any unit splits, unit distributions or other distributions?

        Any common units we distribute as a distribution on common units (including fractional common units) that are credited to your account under the Plan, or upon any split of such common units, will be credited to your account. Distributions or splits distributed on all other common units held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to common units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of common units on the next investment date.

        If you want to exercise, transfer or sell any portion of the rights applicable to the common units credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the common units credited to your account be transferred from your account and registered in your name.

10

Responsibilities Under the Plan

        We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

        You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common units purchased under the Plan.

USE OF PROCEEDS

        We do not know either the number of common units that will be purchased under the Plan or the prices at which common units will be sold to participants. In connection with purchases of authorized but unissued common units under the Plan, we will receive a proportionate net capital contribution from our general partner in order to maintain its 2.0% general partner interest in us. The net proceeds we realize from sales of our authorized but unissued common units pursuant to the Plan, including our general partner’s proportionate capital contribution, will be used for general partnership purposes.

DESCRIPTION OF OUR COMMON UNITS

        For a detailed discussion of your rights as a holder of our common units, our cash distribution policy and a description of our partnership agreement, please read the sections entitled “Description of Our Common Units,” “Cash Distribution Policy” and “Description of Our Partnership Agreement” located in Item 5 of our Current Report on Form 8-K filed with the Commission on February 10, 2004, incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the Commission.

TAX CONSEQUENCES

        For a detailed discussion of all the material tax consequences that may be relevant to holders of common units who are individual citizens and residents of the United States, please read the section entitled “Tax Consequences” located in Item 5 of our Current Report on Form 8-K filed with the Commission on July 16, 2003, incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the Commission.

PLAN OF DISTRIBUTION

        Subject to the discussion below, we will distribute newly issued common units sold under the Plan. FutureShare Financial LLC, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to common units sold under the Plan. You will pay no service fees or brokerage trading fees whether common units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on common units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your common units held by the Administrator be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common units are currently listed on the New York Stock Exchange.

        Persons who acquire common units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units.

        We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

        Enterprise Products Partners L.P. files annual, quarterly and current reports, and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

        The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to participate in the Plan, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below filed by us and any future filings made by us with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, excluding any information in a Form 8-K furnished pursuant to item 9 or 12, until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Commission File Nos. 1-14323;

•	Current Reports on Form 8-K filed with the Commission on January 6, 2004, March 22, 2004, April 16, 2004, April 20, 2004 and April 21, 2004, Commission File Nos. 1-14323;

•	Current Report on Form 8-K (containing the description of our common units, which description amends and restates the description of our common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998) filed with the Commission on February 10, 2004, Commission File No. 1-14323; and

•	Current Report on Form 8-K (containing a description of the tax consequences of owning our common units, supplementing the description of our common units) filed with the Commission on July 16, 2003, Commission File No. 1-14323.

        We intend to furnish or make available to our unitholders within 90 days following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 45 days following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with the general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Investor Relations, Enterprise Products Partners L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008; telephone number: (713) 880-6812.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by us and information currently available to us. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and incorporated by reference into this prospectus.

LEGAL MATTERS

        Vinson & Elkins L.L.P., our counsel, will issue an opinion for us about the legality of the common units and the material federal income tax consequences regarding the common units.

EXPERTS

        The (i) consolidated financial statements and the related consolidated financial statement schedule of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise Products Partners L.P.‘s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) the balance sheet of Enterprise Products GP, LLC as of December 31, 2003, incorporated in this prospectus by reference from Exhibit 99.1 to Enterprise Products Partners L.P.‘s Current Report on Form 8-K filed with the Securities Exchange Commission on March 22, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (each such report expresses an unqualified opinion and the report for Enterprise Products Partners L.P. includes an explanatory paragraph referring to a change in method of accounting for goodwill in 2002 and derivative instruments in 2001 as discussed in Notes 8 and 1, respectively, to Enterprise Products Partners L.P.‘s consolidated financial statements) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The (1) consolidated financial statements of GulfTerra Energy Partners, L.P. (“GulfTerra”), (2) the financial statements of Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) and (3) the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (the “Companies”) all incorporated in this prospectus by reference to Enterprise Products Partners L.P.’s Current Reports on Form 8-K dated April 20, 2004 for (1) and (2) and April 16, 2004 for (3), have been so incorporated in reliance on the reports (which (i) report on the consolidated financial statements of GulfTerra contains an explanatory paragraph relating to GulfTerra’s agreement to merge with Enterprise Products Partners L.P. as described in Note 2 to the consolidated financial statements, (ii) report on the financial statements of Poseidon contains an explanatory paragraph relating to Poseidon’s restatement of its prior year financial statements as described in Note 1 to the financial statements, and (iii) report on the combined financial statements of the Companies contains an explanatory paragraph relating to the Companies’ significant transactions and relationships with affiliated entities as described in Note 5 to the combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Information derived from the report of Netherland, Sewell &Associates, Inc., independent petroleum engineers, with respect to GulfTerra’s estimated oil and natural gas reserves incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2004, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

[LOGO]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by Enterprise Products Partners L.P. (“Enterprise Products Partners”) and in connection with the issuance and distribution of the securities covered by this registration statement.

Registration fee	$28,254
Fees and expenses of accountants	10,000
Fees and expenses of legal counsel	25,000
Fees and expenses of Administrator	20,000
Printing and engraving expenses	6,000
Miscellaneous	7,500

Total	$96,754

Item 15.    Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Enterprise Products Partners’ partnership agreement provides that Enterprise Products Partners will indemnify (i) Enterprise Products GP, LLC (“Enterprise Products GP”), (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise Products GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise Products GP or any departing general partner or any affiliate of Enterprise Products GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise Products GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise Products GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise Products Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise Products Partners, and Enterprise Products GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise Products Partners to enable it to effectuate, such indemnification. Enterprise Products Partners is authorized to purchase (or to reimburse Enterprise Products GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise Products Partners’ activities, regardless of whether Enterprise Products Partners would have the power to indemnify such person against such liabilities under the provisions described above.

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise Products GP provides for the indemnification of (i) present or former members of the Board of Directors Enterprise Products GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the Enterprise Products GP or (iii) persons serving at the request of the Enterprise Products GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of the Enterprise Products GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise Products GP. Enterprise Products GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise Products GP, regardless of whether Enterprise Products GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Enterprise Products Partners or Enterprise Products GP as set forth above, Enterprise Products Partners and Enterprise Products GP have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

        Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 23, 2004.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC
As General Partner

By:	/s/ O.S. Andras
O.S. Andras
President and Chief Executive Officer

SIGNATURES

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Bachmann and Michael A. Creel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 23rd day of April, 2004.

Signature	Title (of Enterprise Products GP, LLC)

/s/ Dan L. Duncan	Chairman of the Board and Director
Dan L. Duncan

/s/ O.S. Andras	President, Chief Executive Officer and Director (Principal Executive Officer)
O. S. Andras

/s/ Michael A. Creel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael A. Creel

/s/ Michael J. Knesek	Vice President, Controller and Principal Officer Accounting
Michael J. Knesek

/s/ Ralph S. Cunningham	Director
Dr. Ralph S. Cunningham

/s/ Lee W. Marshall, Sr.	Director
Lee W. Marshall, Sr.

/s/ Richard S. Snell	Director
Richard S. Snell

INDEX TO EXHIBITS

Exhibit No.		Exhibit
2.1	—	Purchase and Sale Agreement between Coral Energy, LLC and Enterprise Products Operating L.P. dated September 22, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed September 26, 2000).
2.2	—	Purchase and Sale Agreement dated January 16, 2002 by and between Diamond-Koch, L.P. and Diamond-Koch III, L.P. and Enterprise Products Texas Operating L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 8, 2002.)
2.3	—	Purchase and Sale Agreement dated January 31, 2002 by and between D-K Diamond-Koch, L.L.C., Diamond-Koch, L.P. and Diamond-Koch III, L.P. as Sellers and Enterprise Products Operating L.P. as Buyer (incorporated by reference to Exhibit 10.2 to Form 8-K filed February 8, 2002).
2.4	—	Purchase Agreement by and between E-Birchtree, LLC and Enterprise Products Operating L.P. dated July 31, 2002 (incorporated by reference to Exhibit 2.2 to Form 8-K filed August 12, 2002).
2.5	—	Purchase Agreement by and between E-Birchtree, LLC and E-Cypress, LLC dated July 31, 2002 (incorporated by reference to Exhibit 2.1 to Form 8-K filed August 12, 2002).
2.6	—	Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P., and GulfTerra Energy Company, L.L.C. (incorporated by reference to Exhibit 2.1 to Form 8-K filed December 15, 2003).
2.7	—	Parent Company Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.2 to Form 8-K filed December 15, 2003).
2.8	—	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed on April 21, 2004).
2.9	—	Second Amended and Restated Limited Liability Company Agreement of GulfTerra Energy Company, L.L.C., adopted by GulfTerra GP Holding Company, a Delaware corporation, and Enterprise Products GTM, LLC, a Delaware limited liability company, as of December 15, 2003 (incorporated by reference to Exhibit 2.3 to Form 8-K filed December 15, 2003).
2.10	—	Purchase and Sale Agreement (Gas Plants), dated as of December 15, 2003, by and between El Paso Corporation, El Paso Field Services Management, Inc., El Paso Transmission, L.L.C., El Paso Field Services Holding Company and Enterprise Products Operating L.P. (incorporated by reference to Exhibit 2.4 to Form 8-K filed December 15, 2003).
3.1	—	First Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC dated as of September 17, 1999 (incorporated by reference to Exhibit 99.8 to Form 8-K/A-1 dated October 27, 1999).
3.2	—	Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, dated as of September 19, 2002 (incorporated by reference to Exhibit 3.2 to Form 10-K filed March 31, 2003).
3.3	—	Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated May 15, 2002 (restated to include all amendments through December 17, 2003) (incorporated by reference to Exhibit 3.1 to Form 8-K filed February 10, 2004).
3.4	—	Amended and Restated Agreement of Limited Partnership of Enterprise Products Operating L.P. dated as of July 31, 1998 (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A, Reg. No. 333-52537, filed July 21, 1998).
3.5	—	Reorganization Agreement dated as of December 10, 2003, among Enterprise Products Partners L.P., Enterprise Products Operating L.P., Enterprise Products GP, LLC and Enterprise Products OLPGP, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed December 10, 2003).
4.1	—	Indenture dated as of March 15, 2000, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and First Union National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed March 10, 2000).
4.2	—	First Supplemental Indenture dated as of January 22, 2003 among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.3	—	Global Note representing $350 million principal amount of 6.375% Series A Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.4	—	Global Note representing $350 million principal amount of 6.375% Series B Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.5	—	Registration Rights Agreement dated as of January 22, 2003, by and among Enterprise Products Operating L.P., Enterprise Products Partners L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 Reg. No. 333-102776, filed January 28, 2003).

4.6	—	Second Supplemental Indenture dated as of February 14, 2003, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 10-K filed March 31, 2003).
4.7	—	Rule 144A Global Note representing $499.2 million principal amount of 6.875% Series A Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.5 to Form 10-K filed March 31, 2003).
4.8	—	Regulation S Global Note representing $800,000 principal amount of 6.875% Series A Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.6 to Form 10-K filed March 31, 2003).
4.9	—	Global Note representing $500 million principal amount of 6.875% Series B Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.8 to Form 10-K filed March 31, 2003).
4.10	—	Registration Rights Agreement dated as of February 14, 2003, by and among Enterprise Products Operating L.P., Enterprise Products Partners L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.10 to Form 10-K filed March 31, 2003).
4.11	—	Global Note representing $350 million principal amount of 8.25% Senior Notes due 2005 (incorporated by reference to Exhibit 4.2 to Form 8-K filed March 10, 2000).
4.12	—	Global Note representing $400 million principal amount of 7.50% Senior Notes due 2011. Global Note representing $50 million principal amount of 7.50% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K filed January 25, 2001).
4.13	—	Form of Common Unit Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A, Reg. No. 333-52537, filed July 21, 1998).
4.14	—	$250 Million Multi-Year Revolving Credit Facility dated as of November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, the Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.2 to Form 8-K dated January 24, 2001).
4.15	—	Guaranty Agreement dated as of November 17, 2000, by Enterprise Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the $250 Million Multi-Year Revolving Credit Facility (incorporated by reference to Exhibit 4.4 to Form 8-K dated January 24, 2001).
4.16	—	First Amendment to Multi-Year Credit Facility dated April 19, 2001 (incorporated by reference to Exhibit 4.12 to Form 10-Q filed May 14, 2001).
4.17	—	Second Amendment to Multi-Year Revolving Credit Facility dated April 14, 2002 (incorporated by reference to Exhibit 4.14 to Form 10-Q dated May 14, 2002).
4.18	—	Third Amendment to Multi-Year Revolving Credit Facility dated July 31, 2002 (incorporated by reference to Exhibit 4.1 to Form 10-Q filed August 13, 2002).
4.19	—	Fourth Amendment to Multi-Year Revolving Credit Facility dated October 30, 2003 (incorporated by reference to Exhibit 4.31 to Form 10-Q filed November 13, 2003).
4.20	—	Fifth Amendment and Supplement to Multi-Year Revolving Credit Facility dated December 22, 2003 (incorporated by reference to Exhibit 4.4 to Form 8-K filed February 10, 2004).
4.21	—	364-Day Revolving Credit Agreement dated as of October 30, 2003 among Enterprise Products Operating L.P., the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Bank One, NA as Syndication Agent, Royal Bank of Canada, The Bank of Nova Scotia and SunTrust Bank, as Co-Documentation Agents, Wachovia Capital Markets LLC and Banc One Capital Markets, Inc., as Joint Lead Arrangers, and Wachovia Capital Markets LLC, as Sole Book Manager (incorporated by reference to Exhibit 4.29 to Form 10-Q filed November 13, 2003).
4.22	—	First Amendment to 364-Day Revolving Credit Agreement dated December 22, 2003 (incorporated by reference to Exhibit 4.3 to Form 8-K filed February 10, 2004).
4.23	—	Guaranty Agreement dated as of October 30, 2003, by Enterprise Products Partners L.P. in favor of Wachovia Bank, National Association, as Administrative Agent, with respect to 364-Day Revolving Credit Agreement (incorporated by reference to Exhibit 4.30 to Form 10-Q filed November 13, 2003).
4.24	—	Interim Term Loan Agreement dated December 12, 2003, among Enterprise Products Operating L.P., Lehman Commercial Paper Inc., as Administrative Agent, Bank One, NA, The Bank of Nova Scotia, SunTrust Bank and Wachovia Bank, National Association, as Co-Syndicating Agents, and the several banks from time to time parties thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed February 10, 2004).
4.25	—	Guaranty Agreement dated as of December 12, 2003, by Enterprise Products Partners L.P. in favor of Lehman Commercial Paper Inc., as Administrative Agent, with respect to Interim Term Loan Agreement (incorporated by reference to Exhibit 4.2 to Form 8-K filed February 10, 2004).
4.26	—	Contribution Agreement dated September 17, 1999 (incorporated by reference to Exhibit "B" to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).
4.27	—	Registration Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit "E" to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).
4.28	—	Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit "C" to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).

4.29	—	Amendment No. 1 to Unitholder Rights Agreement dated as of September 12, 2003 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed September 15, 2003).
4.30	—	Voting Agreement and Proxy by and among GulfTerra Energy Partners L.P., Enterprise Products Delaware Holdings L.P., the Duncan Family 2000 Trust, the Duncan Family 1998 Trust and Dan L. Duncan (incorporated by reference to Exhibit 4.1 to Schedule 13D/A filed on December 18, 2003 by Dan L. Duncan).
4.31	—	Voting Agreement and Proxy by and among Enterprise Products Partners L.P., El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C. and El Paso EPN Investments, L.L.C. (incorporated by reference to Exhibit 5 to Schedule 13D/A filed on January 5, 2004 by El Paso Corporation).
4.32	—	Cover letter to accompany the prospectus to be sent to participants in the Enterprise Products Partners L.P. Distribution Reinvestment Plan who are registered owners of common units (incorporated by reference to Exhibit 4.28 to Registration Statement on Form S-3, Reg. No. 333-107073, filed July 16, 2003).
4.33	—	Cover letter to accompany the prospectus to be sent to participants in the Enterprise Products Partners L.P. Distribution Reinvestment Plan who are beneficial owners of common units (incorporated by reference to Exhibit 4.29 to Registration Statement on Form S-3, Reg. No. 333-107073, filed July 16, 2003).
4.34	—	Enrollment Form for Enterprise Products Partners L.P. Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.30 to Registration Statement on Form S-3, Reg. No. 333-107073, filed July 16, 2003).
*5.1	—	Opinion of Vinson & Elkins L.L.P.
*8.1	—	Opinion of Vinson & Elkins L.L.P. relating to certain tax matters.
*23.1	—	Consent of Deloitte & Touche LLP.
*23.2	—	Consent of PricewaterhouseCoopers LLP
*23.3	—	Consent of Netherland, Sewell & Associates, Inc.
23.4	—	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1	—	Powers of Attorney (included on signature page).

_____________________

*        Filed herewith.